UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2010

AMSCAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21827	13-3911462

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)
80 Grasslands Road, Elmsford, New York, 10523
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (914) 345-2020
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.
1. New Term Loan Credit Agreement
Overview
On December 2, 2010, the Company entered into a new term loan credit agreement (the “New TLB Credit Agreement”) providing for a term loan facility with various lenders and Credit Suisse AG as administrative agent and collateral agent, under which lenders thereunder agreed to provide $675 million in aggregate principal amount of term loans.
The Company borrowed the full amount of term loans available under the New TLB Credit Agreement, the proceeds of which were used to refinance the Company’s existing term loan credit facility, pay the Dividend (defined below), and pay related fees and expenses in connection with such refinancing, Dividend and related transactions (collectively, the “Transactions”).
The New TLB Credit Agreement also provides that the Company has the right from time to time to request an amount of additional term loans up to $175 million and to refinance, replace or extend the maturity date of all or a portion of the then existing term loans under the New TLB Credit Agreement. The lenders under the New TLB Credit Agreement are not under any obligation to provide any such additional term loans, provide such refinancing or replacement term loans, or agree to extend the maturity date of existing term loans held by them, and transactions to effect any additional, refinancing, replacement or extended term loans are subject to several conditions precedent and limitations.
Interest Rate and Fees
Amounts borrowed under the New TLB Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of Credit Suisse AG, (2) the federal funds rate in effect on such date plus 1/2 of 1% and (3) the LIBOR rate for a one month interest period plus 1% or (b) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin percentage is 4.25% for alternate base rate loans and 5.75% for loans based on the LIBOR rate. In addition, the Company will pay customary agency fees.
Prepayments
The New TLB Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with (a) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the New TLB Credit Agreement, (b) commencing with the fiscal year ended December 31, 2011, 50% (which percentage will be reduced to 25% and 0% if the Company’s total leverage ratio is less than a specified ratio) of the Company’s annual excess cash flow (as defined in the New TLB Credit Agreement), and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty events) by the Company or by its subsidiaries, subject to reinvestment rights and certain other exceptions.

The Company may voluntarily prepay outstanding term loans under the New TLB Credit Agreement at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.
Amortization and Maturity
The term loans under the New TLB Credit Agreement mature on December 2, 2017 (or January 30, 2014, if the Company’s 8.75% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) are not refinanced with indebtedness permitted to be incurred under the New TLB Credit Agreement that matures at least 91 days after the maturity date of the term loans). The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments, with the balance payable on the maturity date thereof.
Guarantees and Security
The obligations of the Company under the New TLB Credit Agreement are jointly and severally guaranteed by the Company’s parent, AAH Holdings Corporation (“AAH”) and each domestic subsidiary of the Company. Each guarantor has secured its obligations under the guaranty by a first priority lien on substantially all of its assets (other than its accounts receivable, inventory, cash and related proceeds and assets) and a second priority lien on its accounts receivable, inventory, cash and related proceeds and assets.
Restrictive Covenants and Other Matters
The New TLB Credit Agreement contains negative covenants substantially similar to the Company’s $325 million amended and extended ABL revolving credit facility, entered into on August 13, 2010 (the “Existing ABL Facility”), among the Company, AAH, the lenders party thereto and Wells Fargo Bank, N.A., as administrative and collateral agent, that among other things and subject to certain exceptions, restrict the ability of AAH, the Company, and the Company’s restricted subsidiaries to:
•	incur additional indebtedness;

•	pay dividends on capital stock (except the Dividend) or redeem, repurchase or retire capital stock of the Company, AAH or any restricted subsidiary or make payments on, or redeem, repurchase or retire any subordinated indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of subsidiaries;

•	consolidate or merge or sell all or substantially all of their assets; and

•	create liens.

The New TLB Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness (including the Existing ABL Facility subject to a cure period (if any) for non-payment defaults), certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of certain guaranty or security documents to be in full force and effect, invalidity of the subordination provisions in any permitted subordinated debt and change of control. If such an event of default occurs, the lenders under the New TLB Credit Agreement would be entitled to take various actions, including the acceleration of amounts due under the New TLB Credit Agreement and all actions permitted to be taken by a secured creditor, subject to the intercreditor arrangements between the lenders under the New TLB Credit Agreement and the lenders under the Existing ABL Facility.
2. Amendment to Existing ABL Credit Facility
On December 2, 2010, the Company also entered into an amendment to the Existing ABL Facility to permit the Transactions (including the Dividend) and amend the maturity date under the ABL Facility to provide for a maturity date of August 13, 2015 or, if still outstanding, the date that is 120 days prior to the scheduled maturity date of the Senior Subordinated Notes or any indebtedness that refinances the Senior Subordinated Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.
On December 2, 2010, the Company issued a press release announcing, among other things, the declaration of a one-time cash dividend payable to AAH in an aggregate amount of approximately $311 million (the “Company Dividend”). AAH used the aggregate proceeds from the Company Dividend to pay a one-time cash dividend to the holders of common stock of AHH and make a cash payment in lieu of a dividend to certain optionholders and warrantholders (such dividend and payments, the “AAH Dividend” and together with the Company Dividend, the “Dividend”). The amount of the Company Dividend was distributed by the Company to AAH on December 2, 2010 and the AAH Dividend became payable by AAH to the applicable shareholders, warrantholders and optionholders on such date. A copy of the press release is attached hereto as Exhibit 99.1.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in the Company’s specific market areas, the Company’s ability to anticipate customer demand for products and to design and develop products that will appeal to its customers, the Company’s ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, the Company’s ability to manage successfully its franchise program, the Company’s ability to improve its fundamental business processes and reduce costs throughout its organization, the Company’s ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. The Company’s filings with the Securities and Exchange Commission contain a more complete discussion and analysis of these and other risks and uncertainties. The forward-looking statements speak only as of the date of their initial issuance, and the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01	Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.
The following exhibits are furnished herewith.
Exhibit 99.1 Press Release, dated December 2, 2010, announcing completion of refinancing of its senior secured term loan and declaration of a special dividend.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSCAN HOLDINGS, INC. (Registrant)
Date: December 7, 2010	By:	/s/ Michael A. Correale
		Name:	Michael A. Correale
		Title:	Chief Financial Officer

Exhibit Index

Exhibit 99.1	Press Release, dated December 2, 2010, announcing completion of refinancing of its senior secured term loan and declaration of a special dividend.